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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   Form 8-A

                For Registration of Certain Classes of Securities

                    Pursuant to Section 12(b) or (g) of the

                       Securities Exchange Act of 1934

                               Cordia Corporation

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           (Exact name of registrant as specified in its charter)

          Nevada

        11-2917728

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(State or other jurisdiction                             (IRS Employer ID No.)

 of incorporation)

             2500 Silverstar Road, Suite 500, Orlando, Florida 32804

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                    (Address of principal executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class

             Name of each exchange on which

to be so registered

             each class is to be registered

NONE

             NONE

Check the appropriate box below:

I   I

This form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c)

I X I

This form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d)

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, Par Value $.001

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ITEM 1.  Description of Registrant’s Securities to be Registered

Cordia Corporation (“Company”) is authorized to issue a total of 100,000,000 shares of common stock, having a par value of $0.001 per share.  Each issued and outstanding share of Company common stock represents one vote for each share of common stock hold.  Holders of common stock will not have cumulative voting rights in connection with the election of directors and no holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares or any class or series of stock or of other securities of Company currently have any preemptive right with respect to any shares of the capital stock of Company that may be issued and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Company’s articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute. The common stock is not subject to redemption and carries no subscription or conversion rights.

The board of directors has the authority to issue the authorized but unissued shares of common stock without action by the shareholders.  The issuance of such shares would reduce the percentage ownership held by persons purchasing common stock in this offering and may dilute the book value of the then existing shareholders.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of Cordia, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of preferred stock, if any.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

ITEM 2. EXHIBITS

I. The following exhibits required in accordance with Part I to the Instructions as to Exhibits on Form 8-A have been included as exhibits to this Registration Statement:

         SEC

Exhibit  Reference

No.      No.        Title of Document                  Location

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3.01    3           Articles of Incorporation          Incorporated by

     and Amendments                     Reference from 10QSB                                                        filed with the SEC on                                                        May 16, 2000

3.02    3          Bylaws                              Incorporated by                                                        Reference from 10QSB                                                        filed with the SEC                                                        on May 16, 2000

4.01    4          Specimen Stock Certificate          Incorporated by

                                                       Reference from 10KSB                                                        filed with the SEC on                                                        April 14,2001

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                            SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                         Cordia Corp.

                                         By: /s/ Patrick Freeman

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Date: March 14, 2005                       Patrick Freeman, Chief Executive

                                           Officer, Duly Authorized Officer